UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 15, 2020

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive,	Suite 9,	Fort Myers,	Florida	33913
(Address of principal executive offices)				(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2020, the Board of Directors (the “Board”) of NeoGenomics, Inc., a Nevada corporation (the “Company”) upon the recommendation of the Nominating and Corporate Governance Committee, voted to appoint Michael A. Kelly to serve as a member of the Board, effective immediately. Mr. Kelly will serve as a member of the Board until the 2021 annual meeting of shareholders of the Company or until his resignation or removal and otherwise until his successor is elected. The Board determined that Mr. Kelly meets the independence standards of the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission. The Board also appointed Mr. Kelly to serve on the Audit Committee of the Board. Mr. Kelly will receive quarterly fees of $11,250, for his service on the Board and quarterly fees of $2,500 for his service on the Audit Committee. There is no arrangement pursuant to which Mr. Kelly was selected as a director, and there have been no transactions regarding Mr. Kelly that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In addition, Lynn A. Tetrault has been named Lead Independent Director of the Board, effective July 15, 2020. Ms. Tetrault has served on the Board since June 2015 and is Chair of the Board’s Compensation Committee. The Board approved Ms. Tetrault to receive an additional quarterly fee of $7,500 for serving as the Lead Independent Director of the Board.

Item 9.01	Exhibits.
(d) Exhibits.
99.1 Press Release dated July 20, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Kathryn B. McKenzie
Kathryn B. McKenzie
Chief Financial Officer
July 20, 2020